Exhibit 99.1

Revlon Reports 2010 Results

NEW YORK--(BUSINESS WIRE)--February 17, 2011--Revlon, Inc. (NYSE: REV) today announced results for the year and the fourth quarter ended December 31, 2010.

2010 results compared to 2009:

  Net sales of $1,321.4 million compared to $1,295.9 million, an increase of 2.0%. Excluding unfavorable foreign currency fluctuations, net sales increased by 2.3%.
  Operating income of $199.8 million compared to $170.8 million.
  Net income was $66.7a million, or $1.28a per diluted share, excluding a one-time, non-cash tax benefit of $260.6 million, compared to net income of $48.8 million, or $0.94 per diluted share.
  Net income was $327.3 million, or $6.26 per diluted share, compared to $48.8 million, or $0.94 per diluted share. Net income in 2010 included a one-time, non-cash tax benefit of $260.6 million associated with a reduction in the Company’s U.S. deferred tax valuation allowance, which reduction had no impact on the Company’s cash flow or liquidity.
  Adjusted EBITDAb of $260.4 million compared to $236.5 million.
  Operating income, net income, and Adjusted EBITDA in 2009 included $21.3 million of restructuring costs and other, net. Net income in 2010 included $9.7 million of expenses associated with the refinancing of the Company’s credit facilities. Net income in 2009 included $5.8 million of net charges related to early extinguishment of debt.
  Net cash provided by operating activities of $97.2 million, compared to $109.5 million. Free cash flowc of $82.3 million compared to $97.7 million.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, Alan T. Ennis said, “In 2010, we continued to execute our business strategy. We grew the top line, improved our financial performance and strengthened our organizational capability with key management appointments in R&D, Marketing and General Management. From a financial perspective, we increased profitability, achieved competitive operating income and EBITDA margins, delivered our third consecutive year of positive free cash flow and improved our capital structure by refinancing and reducing our debt.”

Mr. Ennis continued, “From a marketplace perspective, we introduced a number of successful, innovative, high quality, consumer preferred products across our entire portfolio and significantly increased investment behind our brands. We delivered positive performance in many of our key markets and remain focused on realizing our strategic objective of profitably growing our business.”

2010 Results

Net sales in 2010 were $1,321.4 million, an increase of $25.5 million, or 2.0%, compared to net sales of $1,295.9 million in 2009. Excluding unfavorable foreign currency fluctuations of $3.8 million, net sales increased by 2.3%. Higher net sales of Revlon color cosmetics and Revlon ColorSilk hair color were partially offset by lower net sales of Almay color cosmetics and Mitchum anti-perspirant deodorant.

As previously disclosed, effective for periods beginning January 1, 2010, the Company reports Canada separately and reports South Africa as part of the Europe, Middle East and Africa region. As a result, prior year quarterly and year to date amounts have been reclassified to conform to this presentation.

In the United States, net sales in 2010 were $729.1 million, a decrease of $18.8 million or 2.5%, compared to $747.9 million in 2009, driven primarily by lower net sales of Almay color cosmetics, Revlon ColorSilk hair color and Mitchum anti-perspirant deodorant, partially offset by higher net sales of Revlon color cosmetics. Net sales of color cosmetics benefitted from lower promotional allowances as the Company continued to optimize its brand support mix, and also benefitted from lower returns.

In Asia Pacific, net sales in 2010 were $209.9 million, an increase of $20.8 million or 11.0%, compared to $189.1 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales increased $6.0 million, or 3.2%. Higher net sales of Revlon color cosmetics, Revlon ColorSilk hair color and other beauty care products in the region were partially offset by lower net sales of Revlon color cosmetics in Australia and Japan.

In Europe, Middle East and Africa, net sales in 2010 were $200.4 million, an increase of $16.6 million or 9.0%, compared to $183.8 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales increased $8.6 million, or 4.7%. The increase was primarily due to higher net sales of fragrances throughout the region as well as higher net sales of color cosmetics and other beauty care products in South Africa.

In Latin America, net sales in 2010 were $107.9 million, a decrease of $1.0 million or 0.9%, compared to $108.9 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations (which includes the unfavorable impact of the January 2010 devaluation of Venezuela’s local currency relative to the U.S. dollar), net sales in Latin America increased $32.1 million, or 29.5%. The increase was primarily due to higher net sales of Revlon ColorSilk hair color, Revlon color cosmetics and other beauty care products in both Venezuela and certain distributor markets. Higher selling prices in Venezuela, reflecting market conditions and inflation, accounted for approximately half of the $32.1 million net sales increase in the region.

In Canada, net sales in 2010 were $74.1 million, an increase of $7.9 million or 11.9%, compared to $66.2 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales in Canada increased $1.4 million, or 2.1%. The increase was primarily driven by higher net sales of Revlon color cosmetics which were partially offset by lower net sales of Revlon beauty tools.

Operating income was $199.8 million in 2010 compared to $170.8 million in 2009. Adjusted EBITDA was $260.4 million in 2010 compared to $236.5 million in 2009. Operating income and Adjusted EBITDA included $21.3 million of restructuring charges in 2009. Operating income and Adjusted EBITDA in 2010 benefited from higher gross profit as a result of higher net sales and improvements in cost of sales, partially offset by higher selling, general and administrative expenses, primarily driven by increased advertising expenses. Consistent with the strategy to build strong brands, the Company significantly increased media pressure year-over-year, while, at the same time, benefitting from lower advertising rates.

The provision for income taxes was a benefit of $247.2 million in 2010 as compared to an expense of $8.3 million in 2009. In 2010, the provision for income taxes included a one-time, non-cash tax benefit of $260.6 million associated with the reduction in the Company’s U.S. deferred tax asset valuation allowance, which was recorded at December 31, 2010. Excluding this one-time, non-cash tax benefit, the provision for income taxes in 2010 was an expense of $13.4 million. As a result of the Company achieving three cumulative years of positive U.S. taxable income as of December 31, 2010 and based upon current expectations for future taxable income in the U.S., in accordance with U.S. generally accepted accounting principles (GAAP), the Company reduced the valuation allowance on its U.S. deferred tax assets. The Company previously discussed a possible reduction in the U.S. deferred tax asset valuation allowance in its third quarter 2010 Form 10Q. This reduction in the U.S. deferred tax asset valuation allowance has no impact on the Company’s cash flow or liquidity. Cash paid for income taxes in 2010 was $16.2 million as compared to $14.9 million in 2009.

Net income in 2010 was $327.3 million, or $6.26 per diluted share compared to $48.8 million, or $0.94 per diluted share. Excluding the one-time, non-cash tax benefit of $260.6 million, net income in 2010 was $66.7 million or $1.28 per diluted share. Net income in 2010 included $9.7 million of expenses associated with the March 2010 refinancing of the Company’s revolving credit and term loan facilities. Net income in 2009 included $21.3 million of restructuring costs and other, net, and a $5.8 million net loss related to the early extinguishment of debt.

Net cash provided by operating activities in 2010 was $97.2 million compared to $109.5 million in 2009 and free cash flow in 2010 was $82.3 million compared to $97.7 million in 2009.

The following are non-GAAP measures - Adjusted EBITDA; free cash flow; and net income, net income per diluted share and the provision for income taxes, in each case excluding the one-time, non-cash tax benefit associated with a reduction in the U.S. deferred tax valuation allowance. These non-GAAP measures are defined in the footnotes to this release and are reconciled to their most directly comparable GAAP measures in the accompanying financial tables.

Fourth Quarter 2010 Results

Net sales in the fourth quarter of 2010 were $369.2 million, compared to $344.6 million in the fourth quarter of 2009, an increase of $24.6 million, or 7.1%. Excluding unfavorable foreign currency fluctuations of $6.5 million, net sales increased by 9.0%, driven primarily by higher net sales of Revlon and Almay color cosmetics.

In the United States, net sales in the fourth quarter of 2010 were $201.0 million, an increase of $14.0 million, or 7.5%, compared to $187.0 million in the same period last year, driven primarily by higher net sales of Revlon and Almay color cosmetics, partially offset by lower net sales of Revlon ColorSilk hair color and Mitchum anti-perspirant deodorant. The increase in net sales of color cosmetics resulted primarily from lower returns, as well as lower promotional allowances as the Company continued to optimize its brand support mix.

In Asia Pacific, net sales in the fourth quarter of 2010 were $60.8 million, an increase of $10.5 million or 20.9%, compared to $50.3 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales increased $7.5 million, or 14.9%, driven by higher net sales of Revlon color cosmetics and other beauty care products throughout the region, most notably in Australia.

In Europe, Middle East and Africa, net sales in the fourth quarter of 2010 were $56.7 million, an increase of $1.4 million or 2.5%, compared to $55.3 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales increased $0.5 million, or 0.9%.

In Latin America, net sales in the fourth quarter of 2010 were $29.9 million, a decrease of $3.3 million or 10.0%, compared to $33.2 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations (which includes the unfavorable impact of the January 2010 devaluation of Venezuela’s local currency relative to the U.S. dollar), net sales in Latin America increased $8.0 million, or 24.1%. The increase was primarily due to higher net sales of Revlon color cosmetics and Revlon ColorSilk hair color. Higher selling prices in Venezuela, reflecting market conditions and inflation, accounted for approximately two-thirds of the $8.0 million net sales increase in the region.

In Canada, net sales in the fourth quarter of 2010 were $20.8 million, an increase of $2.0 million or 10.6%, compared to $18.8 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales increased $1.2 million, or 6.4%, primarily due to higher net sales of Revlon color cosmetics.

Operating income in the fourth quarter of 2010 was $67.8 million, compared to $62.3 million in the same period last year. Adjusted EBITDA in the fourth quarter of 2010 was $83.3 million compared to $77.9 million in the same period last year. Operating income and Adjusted EBITDA in the fourth quarter of 2010 benefited from higher gross profit, primarily driven by higher net sales, partially offset by higher selling, general and administrative expenses, which were primarily driven by higher compensation and advertising expenses as compared to the same period last year.

The provision for income taxes was a benefit of $256.4 million in the fourth quarter of 2010 as compared to an expense of $8.0 million in the same period last year. Excluding the one-time non-cash tax benefit of $260.6 million, the provision for income taxes in the fourth quarter of 2010 was an expense of $4.2 million.

Net income in the fourth quarter of 2010 was $296.2 million, or $5.66 per diluted share. Excluding the one-time non-cash tax benefit of $260.6 million, net income in the fourth quarter of 2010 was $35.6 million or $0.68 per diluted share, compared to $12.8 million, or $0.24 per diluted share, in the same period last year. Net income in the fourth quarter of 2009 included a $13.6 million loss related to the early extinguishment of debt.

Net cash provided by operating activities in the fourth quarter of 2010 was $47.2 million, compared to $32.3 million in the same period last year. Free cash flow in the fourth quarter of 2010 was $43.5 million compared to $28.5 million in the same period last year.

Venezuela - Highly-Inflationary Economy and Currency Devaluation

Highly-Inflationary Economy: As previously disclosed, effective January 1, 2010, Venezuela was designated as a highly-inflationary economy under U.S. GAAP. As a result, beginning January 1, 2010, the U.S. dollar became the functional currency for the Company’s subsidiary in Venezuela (“Revlon Venezuela”). Through December 31, 2009, prior to being designated as highly-inflationary, currency translation adjustments of Revlon Venezuela’s balance sheet were reflected in shareholders’ equity as part of Other Comprehensive Income; however subsequent to January 1, 2010 such adjustments are reflected in earnings.

Currency Devaluation: On January 8, 2010, the Venezuelan government announced a devaluation of its local currency (“Bolivars”) relative to the U.S. dollar. In the fourth quarter of 2010 the devaluation had the impact of reducing reported net sales and operating income by $11.4 million and $3.2 million, respectively. In 2010 the devaluation had the impact of reducing reported net sales and operating income by $33.4 million and $8.4 million, respectively. Additionally, to reflect the impact of the currency devaluation, a one-time foreign currency loss of $2.8 million was recorded in January 2010 as a result of the required re-measurement of Revlon Venezuela’s balance sheet. As Venezuela has been designated as a highly-inflationary economy effective January 1, 2010, this foreign currency loss was reflected in earnings for the first quarter of 2010.

Company Strategy

The Company continues to execute its business strategy: (i) build our strong brands; (ii) develop our organizational capability; (iii) drive our company to act globally; (iv) increase our operating profit and cash flow; and (v) improve our capital structure.

2010 Results and Conference Call

The Company will host a conference call with members of the investment community on February 17, 2011 at 9:30 A.M. EST to discuss its 2010 results. Access to the call is available to the public at www.revloninc.com.

About Revlon

Revlon is a global color cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirant deodorants and beauty care products company whose vision is Glamour, Excitement and Innovation through high-quality products at affordable prices. Revlon® is one of the strongest consumer brand franchises in the world. Revlon’s global brand portfolio includes Revlon® color cosmetics, Almay® color cosmetics, Revlon ColorSilk® hair color, Revlon® beauty tools, Charlie® fragrances, Mitchum® anti-perspirant deodorants, and Ultima II® and Gatineau® skincare. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com.

Footnotes to Press Release

a Included in this earnings release are net income, net income per diluted share and the Company's 2010 provision for income taxes, in each case excluding a one-time, non-cash tax benefit of $260.6 million associated with a reduction in the Company’s U.S. deferred tax valuation allowance, which are non-GAAP financial measures. Management has presented such non-GAAP measures because the Company's management believes that excluding this one-time, non-cash tax benefit is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management and provides useful information to investors about the performance of the Company's overall business because such presentation eliminates the effects of this unusual and infrequent tax benefit that is not directly attributable to the Company's underlying operating performance in the period. Additionally, the Company's management believes that excluding this one-time, non-cash tax benefit of $260.6 million associated with a reduction in the Company’s U.S. deferred tax valuation allowance provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of net income, net income per diluted share and its 2010 provision for income taxes excluding this one-time, non-cash tax benefit, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management, that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Such non-GAAP financial measures, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

b Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, results of and gains/losses on discontinued operations and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i)	monitor and evaluate the performance of the Company's business operations;
(ii)	facilitate management's internal comparisons of the Company's historical operating performance of its business operations;
(iii)

facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv)

review and assess the operating performance of the Company's management team and, together with free cash flow and other operational objectives, as a measure in evaluating employee compensation and bonuses;

(v)	analyze and evaluate financial and strategic planning decisions regarding future operating investments; and
(vi)	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management as described above that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income / (loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

c Free cash flow is a non-GAAP measure that is reconciled to net cash provided by operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined as net cash provided by operating activities, less capital expenditures for property, plant and equipment, plus proceeds from the sale of certain assets. Free cash flow excludes proceeds on sale of discontinued operations. Management uses free cash flow (i) to evaluate its business and financial performance and overall liquidity; (ii) in strategic planning; and (iii) to review and assess the operating performance of the Company's management team and, together with Adjusted EBITDA and other operational objectives, as a measure in evaluating employee compensation and bonuses. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant. The Company does not intend for free cash flow to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define free cash flow or similarly titled measures differently.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, focus, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's following beliefs, expectations, focus and/or plans: the Company's plans to continue to execute its business strategy, to: (a) build its strong brands; (b) develop its organizational capability; (c) drive the Company to act globally; (d) increase its operating profit and cash flow; and (e) improve its capital structure. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2010 Annual Report on Form 10-K that we filed with the SEC in February 2011 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we will file with the SEC during 2011 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as other reasons, including: difficulties, delays in, unanticipated costs or our inability to continue to execute our business strategy, such as due to (a) difficulties, delays in or our inability to build our strong brands, such as due to less than effective product development, less than expected acceptance of our new or existing products by consumers and/or retail customers, less than expected acceptance of our advertising, promotional and/or marketing plans by our consumers and/or retail customers, less than expected investment in advertising, promotional and/or marketing activities or greater than expected competitive investment, less than expected acceptance of our brand communication by consumers and/or retail partners, less than expected levels of advertising, promotional and/or marketing activities for our new product launches and/or less than expected levels of execution with our retail partners or higher than expected costs and expenses; (b) difficulties, delays in or our inability to develop our organizational capability; (c) difficulties, delays in, our inability to or unanticipated costs in connection with our plans to drive our company to act globally, such as due to higher than anticipated levels of investment required to support and build our brands globally or less than anticipated results from our national and multi-national brands; (d) difficulties, delays in or unanticipated costs in connection with our plans to improve our operating profit and cash flow, such as difficulties, delays in or the inability to take actions intended to improve results in sales returns, cost of goods sold, general and administrative expenses, working capital management and/or sales growth; and/or (e) difficulties, delays in or unanticipated costs in consummating, or our inability to consummate, transactions to improve our capital structure, including higher than expected costs (including interest rates). Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)
Net sales	$369.2	$344.6	$1,321.4	$1,295.9
Cost of sales	129.2	125.2	455.3	474.7
Gross profit	240.0	219.4	866.1	821.2
Selling, general and administrative expenses	172.3	157.2	666.6	629.1
Restructuring costs and other, net	(0.1)	(0.1)	(0.3)	21.3

Operating income	67.8	62.3	199.8	170.8

Other expenses (income):
Interest expense	23.1	20.4	90.5	91.5
Interest expense - preferred stock dividend	1.6	1.5	6.4	1.5
Interest income	(0.2)	(0.1)	(0.5)	(0.5)
Amortization of debt issuance costs	1.4	1.6	5.9	5.8
Loss on early extinguishment of debt, net	-	13.6	9.7	5.8
Foreign currency losses, net	1.6	4.2	6.3	8.9
Miscellaneous, net	0.5	0.3	1.7	1.0
Other expenses, net	28.0	41.5	120.0	114.0

Income from continuing operations before income taxes	39.8	20.8	79.8	56.8
(Benefit from) provision for income taxes	(256.4)	8.0	(247.2)	8.3
Income from continuing operations, net of taxes	296.2	12.8	327.0	48.5
Income from discontinued operations, net of taxes	-	-	0.3	0.3

Net income	$296.2	$12.8	$327.3	$48.8

Basic income (loss) per common share:
Continuing operations	5.71	0.25	6.30	0.94
Discontinued operations	(0.00)	(0.00)	0.01	0.01
Net income	$5.71	$0.25	$6.31	$0.95

Diluted income (loss) per common share:
Continuing operations	5.66	0.25	6.25	0.94
Discontinued operations	(0.00)	(0.00)	0.01	0.01
Net income	$5.66	$0.24	$6.26	$0.94

Weighted average number of common shares outstanding:
Basic	51,901,970	51,592,222	51,892,824	51,552,213
Diluted	52,297,106	52,244,348	52,302,636	51,725,485

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	December 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$76.7	$54.5
Trade receivables, net	197.5	181.7
Inventories	115.0	119.2
Deferred income taxes - current	39.6	3.9
Prepaid expenses and other	47.3	44.3
Total current assets	476.1	403.6
Property, plant and equipment, net	106.2	111.7
Deferred income taxes - noncurrent	229.4	4.8
Other assets	92.3	91.5
Goodwill, net	182.7	182.6
Total assets	$1,086.7	$794.2

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$3.7	$0.3
Current portion of long-term debt	8.0	13.6
Accounts payable	88.3	82.4
Accrued expenses and other	218.5	213.0
Total current liabilities	318.5	309.3
Long-term debt	1,100.9	1,127.8
Long-term debt - affiliates	58.4	58.4
Redeemable preferred stock	48.1	48.0
Long-term pension and other post-retirement plan liabilities	201.5	216.3
Other long-term liabilities	55.7	68.0
Total stockholders' deficiency	(696.4)	(1,033.6)
Total liabilities and stockholders' deficiency	$1,086.7	$794.2

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Year Ended
	December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$327.3	$48.8
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of taxes	(0.3)	(0.3)
Depreciation and amortization	57.0	60.1
Amortization of debt discount	2.7	0.7
Stock compensation amortization	3.6	5.6
Benefit from deferred income taxes	(259.3)	(1.2)
Loss on early extinguishment of debt, net	9.7	5.8
Amortization of debt issuance costs	5.9	5.8
Gain on sale of certain assets	-	(1.7)
Pension and other post-retirement expense	9.5	27.5
Change in assets and liabilities:
Increase in trade receivables	(19.2)	(4.0)
Decrease in inventories	7.0	41.5
(Increase) decrease in prepaid expenses and other current assets	(7.4)	5.2
Increase (decrease) in accounts payable	20.8	(5.9)
Increase (decrease) in accrued expenses and other current liabilities	12.5	(17.2)
Pension and other post-retirement plan contributions	(25.8)	(24.3)
Purchase of permanent displays	(33.7)	(32.9)
Other, net	(13.1)	(4.0)
Net cash provided by operating activities	97.2	109.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(15.2)	(14.3)
Proceeds from the sale of certain assets	0.3	2.5
Net cash used in investing activities	(14.9)	(11.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in short-term borrowings and overdraft	(10.6)	6.0
Repayments under the 2006 Term Loan Facility	(815.0)	(18.7)
Borrowings under the 2010 Term Loan Facility	786.0	-
Proceeds from the issuance of long-term debt, net	-	326.4
Repayment of long-term debt	(6.0)	(381.7)
Payment of financing costs	(17.5)	(29.6)
Other financing activities	0.3	(0.9)
Net cash used in financing activities	(62.8)	(98.5)

CASH FLOWS FROM DISCONTINUED OPERATIONS ACTIVITIES:
Net cash provided by discontinued operating activities	-	0.2
Net cash provided by discontinued operations	-	0.2

Effect of exchange rate changes on cash and cash equivalents	2.7	2.3
Net increase in cash and cash equivalents	22.2	1.7
Cash and cash equivalents at beginning of period	54.5	52.8
Cash and cash equivalents at end of period	$76.7	$54.5

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$77.3	$97.9
Preferred stock dividend	$6.2	$-
Income taxes, net of refunds	$16.2	$14.9

Supplemental schedule of non-cash investing and financing activities:
Treasury stock received to satisfy minimum tax withholding liabilities	$2.5	$1.1
Redeemable preferred stock issued	$-	$48.0
Loan contributed from MacAndrews & Forbes to Revlon, Inc.	$-	$(48.6)

REVLON, INC. AND SUBSIDIARIES
NET INCOME AND DILUTED EARNINGS PER SHARE RECONCILIATION
(dollars in millions)

	Three Months Ended	Year Ended
	December 31,	December 31,
	2010	2010
	(Unaudited)
Reconciliation to net income and diluted earnings per share:
U.S. GAAP net income	$296.2	$327.3

Adjustment to net income:
(Benefit from) provision for income taxes (a)	(260.6)	(260.6)

Non-U.S. GAAP adjusted net income	$35.6	$66.7

U.S. GAAP diluted income per common share	5.66	6.26
Adjustment to income per common share	(4.98)	(4.98)
Non-U.S. GAAP adjusted diluted income per common share	$0.68	$1.28

U.S. GAAP weighted average number of common shares outstanding:
Diluted	52,297,106	52,302,636

(a) Reduction of the Company's U.S. deferred tax valuation allowance.

REVLON, INC. AND SUBSIDIARIES
BENEFIT FROM INCOME TAXES RECONCILIATION
(dollars in millions)

	Three Months Ended	Year Ended
	December 31,	December 31,
	2010	2010
	(Unaudited)
Reconciliation to benefit from income taxes:
U.S. GAAP benefit from income taxes	$(256.4)	$(247.2)

Adjustment to benefit from income taxes:
Reduction of U.S. deferred tax valuation allowance	260.6	260.6

Non-U.S. GAAP adjusted provision for income taxes	$4.2	$13.4

REVLON, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended
	December 31,
	2010	2009
	(Unaudited)
Reconciliation to net income:

Net income	$296.2	$12.8

Interest expense, net	24.5	21.8
Amortization of debt issuance costs	1.4	1.6
Loss on early extinguishment of debt, net	-	13.6
Foreign currency losses, net	1.6	4.2
Miscellaneous, net	0.5	0.3
(Benefit from) provision for income taxes	(256.4)	8.0
Depreciation and amortization	15.5	15.6

Adjusted EBITDA	$83.3	$77.9

	Year Ended
	December 31,
	2010	2009
	(Unaudited)
Reconciliation to net income:

Net income	$327.3	$48.8
Income from discontinued operations, net of taxes	0.3	0.3
Income from continuing operations, net of taxes	327.0	48.5

Interest expense, net	96.4	92.5
Amortization of debt issuance costs	5.9	5.8
Loss on early extinguishment of debt, net	9.7	5.8
Foreign currency losses, net	6.3	8.9
Miscellaneous, net	1.7	1.0
(Benefit from) provision for income taxes	(247.2)	8.3
Depreciation and amortization	60.6	65.7

Adjusted EBITDA	$260.4	$236.5

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Three Months Ended
	December 31,
	2010	2009
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Net cash provided by operating activities	$47.2	$32.3

Less capital expenditures	(3.8)	(4.0)
Plus proceeds from the sale of certain assets	0.1	0.2

Free cash flow	$43.5	$28.5

	Year Ended
	December 31,
	2010	2009
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Net cash provided by operating activities	$97.2	$109.5

Less capital expenditures	(15.2)	(14.3)
Plus proceeds from the sale of certain assets	0.3	2.5

Free cash flow	$82.3	$97.7

CONTACT:
Revlon
Investor Relations & Media:
Elise Garofalo, 212-527-5264
Senior Vice President, Treasurer and Investor Relations